EXHIBIT 16.2

SHERB & CO., LLP
Certified Public Accountants and Consultants
1900 NW Corporate Boulevard, Suite E210
Boca Raton, FL 33431

June 13, 2008

Securities and Exchange Commission
Washington, DC 20549

Re: Southern Sauce Company, Inc.
File No. 000-51972

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Southern Sauce Company, Inc. dated June 13, 2008 and agree with the statements relating only to Sherb & Co., LLP, contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants